EASTMAN CHEMICAL COMPANY - EMN	December 6, 2005

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported):
November 30, 2005

EASTMAN CHEMICAL COMPANY
(Exact name of registrant as specified in its charter)

Delaware	1-12626	62-1539359
(State of other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. employer identification No.)

200 South Wilcox Drive, Kingsport, TN	37660
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (423) 229-2000

EASTMAN CHEMICAL COMPANY - EMN	December 6, 2005

Items 1.01 and 1.02 -- Entry into Material Definitive Agreements and Termination of Material Definitive Agreements

On November 30, 2005, the Compensation and Management Development Committee (the "Compensation Committee") of the Board of Directors of Eastman Chemical Company ("Eastman" or "the Company") approved, and the Company entered into, Change in Control Agreements (the "Agreements") with the Chief Executive Officer; the Executive Vice Presidents of the Company's Eastman and Voridian Divisions; the Senior Vice President, Chief Financial Officer; the Senior Vice President, Chief Legal Officer; the Chief Technology Officer and Senior Vice President, Developing Businesses; and the Senior Vice President, Human Resources and Public Affairs. The form of the Agreements is filed as Exhibit 99.01 to this Form 8-K, and is incorporated herein by reference.

The Agreements, which provide for specified compensation and benefits following a change of control of the Company, are intended to ensure that the Company will have the continued attention and dedication of the executives in the event of any threatened or pending change of control of the Company.

The Agreements superseded and terminated the prior Severance Agreements between these same executive officers and the Company, the form of which is on file with the Securities and Exchange Commission as Exhibit 10.12 to the Company's Annual Report on Form 10-K for the year ended December 31, 2001, and is available through the "Investors - SEC Filings" section of the Company's Internet website (www.eastman.com) and the SEC's Internet site at http://www.sec.gov.

Pursuant to the Agreements, in the event that a change of control of the Company (as defined in the Agreements) occurs during the “change of control period,” the Company agrees to continue to employ the executive for a period of two years after the occurrence of such change of control (the “Employment Period”). The “change of control period” means the period commencing on November 30, 2005, and ending three years after such date; provided that on each anniversary of the Agreements, the “change of control” period is automatically extended so as to terminate three years after such anniversary, unless the Company provides timely notice to the executive that it will not extend the period.

During the Employment Period, the executive will receive (i) an annual base salary at a rate at least equal to the greater of the base salary in effect on November 30, 2005 or on the effective date of a change of control (which shall be reviewed and may be increased annually); (ii) an annual bonus at least equal to the executive’s target bonus opportunity for the last full fiscal year prior to the change of control; and (iii) continued participation in all incentive, savings, retirement, welfare benefit, and fringe benefit plans applicable to other peer executives of the Company on terms no less favorable than those in effect during the 120-day period preceding the change of control.

The Agreements also specify the payments and benefits to which an executive is entitled upon a termination of employment during the Employment Period for specified reasons, including death, retirement, disability, termination by the Company with and without cause, and termination by the executive for or without good reason (as such terms are defined in the agreement). If an executive’s employment is terminated by the Company for any reason other than for cause or disability, or by the executive for good reason, during the Employment Period, the Company must (i) pay to the executive a lump sum cash payment equal to his “accrued obligations” (unpaid base salary through the date of termination, a prorated target bonus for the year of termination, and any accrued vacation pay), (ii) pay to the executive a lump sum severance payment equal to three-times his or her then-current annual base salary plus the amount of his or her target annual bonus for the year in which the termination occurs, (iii) continue to provide all welfare benefits to the executive and his or her eligible dependents, subject to certain limitations, for 36 months following termination, and (iv) accelerate the vesting of the executive’s unvested benefits under the Company’s retirement plans, and pay to the executive a lump sum cash payment equal to the value of such unvested benefits, plus an amount calculated to provide the executive with the additional benefits he or she would have been entitled to had he or she accumulated three additional years of service under the Company’s retirement plans. In addition, the Company will pay or provide to the executive any other amounts or benefits to which he or she is entitled under any of the Company’s plans, programs, policies, practices, contracts, or agreements then in effect.

Upon the termination of an executive’s employment by reason of death, disability or retirement, or upon a termination by the Company for cause or by the executive without good reason, the Agreement will terminate without further obligations of the Company other than the payment of base salary through the date of termination and any other amounts or benefits to which the executive is entitled under any of the Company’s plans, programs, policies, practices, contracts, or agreements then in effect.

The Agreements provide that if a payment to or for the benefit of an executive would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then the executive will be entitled to a full gross-up for any excise tax imposed, including any income and excise taxes on such gross-up amount (subject to a net after-tax benefit threshold of $75,000).

The Agreements require that the executive not disclose any confidential information of the Company following termination of employment, and provide that the Company will reimburse the executive on a current basis for reasonable fees and expenses in seeking to enforce the Agreement (subject to repayment if his or her claims are determined to be frivolous or in bad faith).

Any action by the Company under the Agreements must be taken by the Board of Directors or by the Compensation and Management Development Committee of the Board.

Item 9.01 Financial Statements and Exhibits:

(c) Exhibits

The following exhibit is furnished pursuant to Item 9.01(c):

99.01 Form of Change in Control Agreements between Eastman Chemical Company and certain executive officers dated November 30, 2005

EASTMAN CHEMICAL COMPANY - EMN	December 6, 2005

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Eastman Chemical Company
By: /s/ Curtis E. Espeland Curtis E. Espeland Vice President and Chief Accounting Officer
Date: December 6, 2005